EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82928) pertaining to the Eagle Materials Inc. Hourly Profit Sharing Plan of our report dated June 26, 2006, with respect to the financial statements and schedules of the Eagle Materials Inc. Hourly Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/Ernst & Young LLP
Dallas, Texas
June 26, 2006